                                                                       Exhibit 1


                                   AGREEMENT
                                   ---------



     THIS AGREEMENT ("AGREEMENT") is made and entered into effective this 15th day of November 1996, as follows:

     1.   THE PARTIES
          -----------

          The parties to this AGREEMENT are:

          1.1            SOUTH SEAS MOTORS, INC., a Hawaii corporation ("SOUTH
     SEAS");

          1.2 PACIFIC INTERNATIONAL SERVICES CORPORATION, a California corporation ("PACIFIC")

          1.3 ALAN ROBIN, an individual ("ROBIN"), is the President and Chairman of the Board of SOUTH SEAS and is the President and Chairman of the Board of PACIFIC; and

          1.4 CHRYSLER FINANCIAL CORPORATION. a Michigan corporation successor by merger to CHRYSLER CREDIT CORPORATION, a Delaware corporation ("CFC").

     2.   RECITALS
          --------

          2.1            SOUTH SEAS is a wholly owned subsidiary of PACIFIC.
ROBIN is the President and Chairman of the Board of SOUTH SEAS and is the President and Chairman of the Board of PACIFIC. CFC has provided financing for the wholesale acquisition of new and used motor vehicles by SOUTH SEAS pursuant to a series of WHOLESALE LENDING AGREEMENTS and CFC holds a perfected first lien on virtually all assets of SOUTH SEAS, including, but not limited to, the following (hereinafter, "COLLATERAL"):

          2.1.1 New motor vehicles, whether now owned or hereafter acquired, together with all additions and accessions thereto; and

               2.1.2 All inventory, including but not limited to all new and used motor vehicles, campers, travel trailers, mobile homes and all automotive parts and accessories, whether now owned or hereafter acquired, together with all additions and accessions thereto; and

               2.1.3 All chattel paper, accounts whether or not earned by performance, contract rights, documents, instruments, general intangibles, consumer goods, equipment, fixtures and leasehold improvements, whether now owned or hereafter acquired, together with all additions and accessions thereto; and

               2.1.4 All proceeds of the collateral described in this paragraph, including but not limited to insurance proceeds on said collateral, money, chattel paper, goods, including without limitation motor vehicles received in trade, contract rights, accounts, whether or not earned by performance, documents, instruments, general intangibles, claims and tort recoveries relating to said collateral.

          2.2 CFC holds second and third mortgages on leases held by SOUTH SEAS and/or PACIFIC on real property located at 2841 North Nimitz Highway, Honolulu, Hawaii, 96819 and 94-245 Farrington Highway, Waipahu, Hawaii 96797 (the "LEASE MORTGAGES").

          2.3 SOUTH SEAS is in default pursuant to its WHOLESALE LENDING AGREEMENTS with CFC, and SOUTH SEAS and PACIFIC acknowledge that the financial affairs of SOUTH SEAS are such that it can no longer continue in its present business operations.

          2.4 As a result of SOUTH SEAS' defaults, CFC has repossessed its motor vehicle collateral and threatened to foreclose upon the other assets which serve as COLLATERAL to CFC's various loans. In lieu of foreclosure, SOUTH SEAS and PACIFIC have agreed to consent to the repossession of the motor vehicles and to voluntarily surrender the other COLLATERAL, and to grant mortgages and/or assign leases, on the condition that CFC lend certain additional funds as specified herein to allow SOUTH SEAS to satisfy certain obligations of SOUTH SEAS. In order to resolve pending differences and disputes between ROBIN, SOUTH SEAS and CFC, ROBIN will pay CFC certain personal funds to induce CFC to lend as provided in paragraph 3.4, 3.5, 3.6 and 3.7 herein and to provide the releases and covenants to SOUTH SEAS, PACIFIC and certain individuals as provided herein. CFC is under no obligation to provide the requested loan but is willing to do so as a condition of obtaining the surrender of the balance of its COLLATERAL, the payments from ROBIN recited herein, and the releases and covenants contained herein.

     3.  PROMISES AND RELEASES
         ---------------------

         In consideration of the promises and releases herein, the Parties covenant, agree, represent and warrant as follows:

         3.1 SOUTH SEAS AND PACIFIC hereby consent to the repossession of the motor vehicles and agree to immediately surrender all of CFC's other COLLATERAL to CFC pursuant to the terms and conditions of the letter dated November 15, 1996, amended hereto as Exhibit "A".

         3.2 ROBIN shall pay CFC the sum of $325,000.00, payable in cashier's checks, in the amount of $200,000.00 delivered to CFC not later than November 19, 1996, the sum of $50,000.00 delivered to CFC not later than November 27, 1996, and $75,000.00 delivered to CFC upon the first to occur of the sale of ROBIN's home or November 15, 1997, all on account of SOUTH SEAS' and PACIFIC's debt to CFC. All of said monies shall be applied by CFC to its various unpaid LOANS. The $75,000.00 installment will be secured by a third mortgage on ROBIN's home at 164 Kaulana Way, Honolulu, Hawaii (the
"HOME") in a form reasonably satisfactory to CFC's counsel. ROBIN will place the HOME on the market for sale by November 19, 1996. ROBIN has represented that the HOME is subject to prior mortgages in the total amount of approximately $682,000.00 and that the HOME has a current market value of approximately $950,000.00. If the approximate value or mortgage amounts above are substantially incorrect, ROBIN will provide additional security acceptable to CFC.

             3.3 Conditioned upon and contingent upon CFC's receipt of the $200,000.00 payment and the $50,000.00 payment specified in paragraph 3.2 of this AGREEMENT, pursuant to certain mortgages, amended mortgages, additional mortgages and related loan documents to be executed by the parties, CFC will lend SOUTH SEAS and PACIFIC the sum of $145,000.00 in the form of a check or other acceptable form of payment to Steven Guttman, attorney for SOUTH SEAS and PACIFIC. Said loan shall be used exclusively for the payment of up to eighty percent (80%) of SOUTH SEAS' payroll due for the period October 1, 1996 through October 11, 1996, and one hundred (100%) of all withholding tax associated with the portion of the payroll paid with the loan proceeds. No portion of said sum shall be used to pay any salary to ROBIN, or may other monies due ROBIN. CFC shall advances this loan upon the recording of mortgages or additional mortgages suitable to CFC on the real property leases in the name of SOUTH SEAS and/or PACIFIC on the parcels of real property commonly known as 2841 North Nimitz Highway, Honolulu, Hawaii 96819 and 94-245 Farrington Highway, Waipahu, Hawaii 96797 (the "REAL PROPERTY").

             3.4 Conditioned upon and contingent upon CFC's receipt of the $200,000.00 payment and the $50,000.00 payment specified in paragraph 3.2 of this agreement, pursuant to certain mortgages, amended mortgages, additional mortgages and related loan documents to be executed by the parties, CFC will lend SOUTH SEAS and PACIFIC the sum of $11,254.39, to be used exclusively for payment of the insurance premium due Cananwill the Directors & Officers Policy for the payment due on October 25, 1996. In the event ROBIN has advanced said sum to Cananwill upon proof of payments by ROBIN, CFC shall reimburse ROBIN for said payment with said loan proceeds in the form of a check made payable to Robert Marks, attorney for ROBIN. CFC shall advance this loan upon the recording of mortgages or additional mortgages available to CFC on the REAL PROPERTY.

             3.5 Conditioned upon and contingent upon CFC's receipt of the $200,000.00 payment and the $50,000.00 payment specified in paragraph 3.2 of this AGREEMENT, pursuant to certain mortgages, amended mortgages, additional mortgages and related loan documents to be executed by the parties, CFC will lend SOUTH SEAS and PACIFIC up to $18,745.51 in the form of a check or other acceptable form of payment to Steven Guttman, attorney for SOUTH SEAS and PACIFIC. Said loan shall be used first to secure employee medical benefits through the end of the employee's term of employment, and second, if any funds remain, to address and resolve other consumer or employee-related problems faced by SOUTH SEAS' retail customers or employees as a result of or arising out of their involvement with SOUTH SEAS. No portion of said sum shall be used to pay any salary due ROBIN. CFC shall advance this loan upon the recording of mortgages or additional mortgages suitable to CFC on the REAL PROPERTY, and upon written request from Steven Guttman.

        3.6 Conditioned upon and contingent upon CFC's receipt of the $200,000.00 payment and the $50,000.00 payment specified in paragraph 3.2 of this AGREEMENT, pursuant to certain mortgages, amended mortgages, additional mortgages and related loan documents to be executed by the parties, CFC will lend SOUTH SEAS and PACIFIC up to $280,000.00; said monies to be used to pay off, settle or resolve (1) unpaid RETAIL LIENS (as hereinbelow described): (2) unpaid Department of Motor Vehicles fees on sold vehicles that have not yet been registered to retail buyers; and (3) return deposits on vehicles ordered from SOUTH SEAS and not delivered. CFC may, in its sole discretion, decide to directly or indirectly administer the funding of this portion of the loan, and may issue CFC checks directly to lienholders, the Department of Motor Vehicles, or people making deposits to insure that lienholders are paid and titles are obtained and delivered to customers or lenders, and deposits are returned, as appropriate. CFC may, in its sole discretion, decide which RETAIL LIENS, fees or deposits will be paid with its loan funds, and in what order. If CFC decides to administer this loan, it shall begin doing so within two (2) days of the date ROBIN delivers CFC the sum of $200,000.00 as provided in paragraph 3.2 above, and CFC shall proceed expeditiously to satisfy the RETAIL LIENS and pay the unpaid fees and return deposits up to the amount of the loan. The cost of administration by CFC personnel of the loan proceeds will not be deducted from the amount of the loan, however, if CFS decides, in its sole and absolute discretion, to retain an outside service to assist with the titling of vehicles, all costs of the outside service may be deducted from the loan, in CFR's sole and absolute discretion. As used in this AGREEMENT, "RETAIL LIEN" means the lien on a car taken in trade by SOUTH SEAS from a retail customer, and excludes, for example, liens placed by wholesale lenders and consignment liens. The known cars with RETAIL LIENS described in this paragraph are identified in Schedule 1 attached hereto. In the event CFC elects to administer the loan proceeds as provided in this paragraph, CFC shall have no further responsibility for payoff, settlement or resolution of RETAIL LIENS, unpaid Department of Motor Vehicle fees, or deposit returns, after the exhaustion of the $280,000.000 loan proceeds referred to herein.

        3.7 SOUTHSEAS or CFC is presently in possession of certain vehicles which were traced in to SOUTH SEAS by retail customers and which were and are subject to RETAIL LIENS which were not paid by SOUTH SEAS. It is estimated that the aggregate value of these vehicles is approximately $50,000.00 less than the aggregate of all liens against the vehicles. Pursuant to certain mortgages, amended mortgages, additional mortgages and related loan documents to be executed by the parties, CFC will lend up to $50,000.00 to SOUTH SEAS to allow SOUTH SEAS to liquidate these vehicles and resolve as many RETAIL LIENS thereon as possible. CFC may, in its sole and absolute discretion, decide to administer the sale of these vehicles and the resolution of these RETAIL LIENS. If CFC elects to administer such sale and the resolution of RETAIL LIENS, it shall begin doing so within two (2) days of the date ROBIN delivers CFC the sum of $200,000.00 as provided in paragraph 3.2 above, and shall do so expeditiously. CFC may, in its sole discretion, decide to pay, settle, or otherwise resolve or handle said RETAIL LIENS and may, in its sole and absolute discretion, take possession of said vehicles and the proceeds thereof for the purpose of paying such RETAIL LIENS. If there are surplus funds after the sale of all said vehicles and the RETAIL LIENS are discharged, that surplus shall be part of CFC's COLLATERAL under the WHOLESALE LENDING AGREEMENTS and may be applied to reduce the balance due pursuant to CFC's various loans. CFC may, in its sole and absolute discretion, decide which RETAIL LIENS will be paid with its loan funds, and is what order. The cost of administration by CFC personnel of the loan proceeds will not be decided from the amount of the loan, however, if CFC decides, in its sole and absolute discretion, to retain an outside service to assist with the titling of vehicles, all costs of the outside service may be deducted from the loan, in CFC's sole and absolute discretion. The known cars with RETAIL LIENS described in this paragraph are identified in Schedule 2 attached hereto. In the event CFC elects to administer a portion of the loan referred to in this paragraph, after the $50,000.00 loan proceeds referred to herein are used, CFC shall have no further responsibility for payment, settlement, resolution or handling of RETAIL LIENS in connection with vehicles referred to in this paragraph.

        3.8 PACIFIC, SOUTH SEAS and ROBIN hereby release CFC, its parents and subsidiaries, if any, and its officers, directors, shareholders, agents, independent contractors, attorneys and employees

(collectively, the "CFC RELEASED PARTIES") from any and all claims, causes of action, proceedings, covenants, sums of money, accounts, controversies, debts, demands and differences of any type whatsoever, known or unknown, which may at time heretofore have existed in favor of SOUTH SEAS, PACIFIC or ROBIN and against the CFC RELEASED PARTIES, that have been asserted or could have been asserted.

        3.9 With the exception of the promises, duties, representations and obligations of the respective PARTIES to be performed under this AGREEMENT, CFC hereby releases ROBIN, William Seidle and Paul Finazzo, individually, and in their capacities as directors and/or officers of PACIFIC or SOUTH SEAS or both, as appropriate, and their attorneys (collectively, the "PACIFIC RELEASED PARTIES") from any and all claims, causes of action, proceedings, covenants, sums of money, accounts, controversies, debts, demands and differences of any type whatsoever, known or unknown which may at any time heretofore have existed in favor of CFC and against the PACIFIC RELEASED PARTIES, that have been asserted or could have been asserted. Nothing in this AGREEMENT shall be or be construed to be, as a release of or be construed to constrain CFC's authority to execute against its COLLATERAL and any insurance proceeds, including, but not limited to, insurance proceeds under the officers and directors policy covering the directors and officers, not heretofore released, of PACIFIC and/or SOUTH SEAS and under the various liability policies for PACIFIC and/or SOUTH SEAS; and nothing herein shall be construed to prevent CFC from executing against any recovery by SOUTH SEAS or PACIFIC from PRICE-WATERHOUSE, L.L.P. or any selected entity or individual. Nothing herein shall be construed to create a new right on behalf of CFC to execute against proceeds of insurance under the officers and directors policy or any claim, suit, settlement, judgment or recovery by SOUTH SEAS or PACIFIC from PRICE WATERHOUSE, L.L.P. Nothing herein shall be, or be construed to be, a release or waiver of any claim CFC may have directly against PRICE WATERHOUSE, L.L.P.

        3.10 CFC hereby covenants not to execute against the assets of PACIFIC or SOUTH SEAS (which assets are not included in CFC's COLLATERAL), or their respective officers and directors not released above, in connection with claims arising out of the WHOLESALE LENDING AGREEMENTS, or otherwise, with respect to the affairs of SOUTH SEAS or PACIFIC, provided, however, that CFC may execute against its COLLATERAL, and any insurance proceeds, including, but not limited to, insurance proceeds under the officers and directors policy covering the directors and officers of PACIFIC and/or SOUTH SEAS and under the various liability policies for PACIFIC and/or SOUTH SEAS, and CFC may execute against any recovery by SOUTH SEAS or PACIFIC from PRICE-WATERHOUSE or any related entity or individual. Nothing herein shall be construed to create a new right on behalf of CFC to execute against proceeds of insurance under the officers and directors policy or any claim, suit, settlement, judgment or recovery by SOUTH SEAS or PACIFIC from PRICE WATERHOUSE, L.L.P. Nothing herein shall be, or be construed to be a release or waiver of any claim CFC may have directly against PRICE WATERHOUSE, L.L.P.

        3.11 Within fifteen (15) days after execution of this AGREEMENT, ROBIN and SOUTH SEAS will either take possession of all vehicles as described on Exhibit "B" attached hereto or file insurance claims and/or police reports with respect thereto.

        3.12     Upon execution of this AGREEMENT, SOUTH SEAS, PACIFIC and
ROBIN shall immediately surrender all of CFC's COLLATERAL in their possession to CFC, including, but not limited to, all cash and checks.

        3.13 CFC is authorized to redirect, receive and open SOUTH SEAS' mail to an address or post office box of CFC's choosing in order to recover its COLLATERAL under the WHOLESALE LENDING AGREEMENTS. Mail not related to the collection of COLLATERAL shall be directed to the site designated by SOUTH SEAS.

        3.14 SOUTH SEAS shall identify all its bank accounts to CFC and immediately arrange to transfer all funds in such accounts to CFC.

        3.15 SOUTH SEAS hereby authorizes CFC to make claims under SOUTH SEAS' insurance policies for loss or damage to its COLLATERAL and to receive all insurance proceeds payable thereunder.

        3.16 If so requested by CFC, SOUTH SEAS and PACIFIC will assign their respective leases on said REAL PROPERTY, and SOUTH SEAS and PACIFIC's lease on the real property located at 2780 Waiwai Loop, Honolulu, Hawaii 96819 (if said lease is then in effect), to CFC or its nominee within five (5) days of CFC's written request to SOUTH SEAS or PACIFIC.

        4.  WAIVER OF NOTICE
            ----------------

            PACIFIC and SOUTH SEAS hereby waive notice of sale of CFC's COLLATERAL as provided in Haw. Rev. Stat. (S)490:9-504. PACIFIC and SOUTH SEAS agree that CFC's liquidation process of its COLLATERAL is commercially reasonable. CFC has estimated that the deficiency from the sale of the COLLATERAL will be at lease $1,000,000.00 after the liquidation process is completed in a commercially reasonable manner. SOUTH SEAS, PACIFIC and ROBIN do not contest said estimate, and believe it to be correct based upon their knowledge of the COLLATERAL liquidation process.

        5.  NO BANKRUPTCY
            -------------

            In consideration of the loans made hereunder and the agreements contained herein, PACIFIC and SOUTH SEAS and their respective officers and directors agree not to place PACIFIC and SOUTH SEAS, or vote to place PACIFIC and SOUTH SEAS into any bankruptcy proceeding for a period of 120 days from the date of this AGREEMENT.

        6.  NO ADMISSION OF LIABILITY OF THE PARTIES
            ----------------------------------------

            The PARTIES hereby covenant, agree and represent that this settlement is in complete compromise of disputed claims, and that the consideration contained in this AGREEMENT is not to be construed as an admission of liability on the part of any of the Parties, and that the Parties each deny any liability and intend merely to avoid litigation. By paying or loaning hereunder, ROBIN and CFC do not admit any liability to PACIFIC or SOUTH SEAS, or to each other. By loaning and administering as herein provided, CFC assumes no responsibility or liability for the obligations of PACIFIC, SOUTH SEAS, or ROBIN. Nothing contained in this AGREEMENT shall be construed to relieve PACIFIC, SOUTH SEAS or ROBIN from any responsibility or liability to any person or entity other than CFC.

        7.  NO DISPARAGING STATEMENTS
            -------------------------

            PACIFIC, SOUTH SEAS and ROBIN agree that, with respect to CFC, its parents and subsidiaries, and its former or current officers, directors, shareholders, employees and agents, they will not make any statements or express any opinions that are (a) disparaging, derogatory, or negative of any of the foregoing entities or individuals; or (b) malign or defame the foregoing entities or individuals; provided that PACIFIC, and SOUTH SEAS and their former and current officers, directors, shareholders, employees and agents, if any, may respond truthfully to statements made about them personally or in connection with their business relationship activities with CFC and/or its parents and subsidiaries.

            CFC agrees that, with respect to PACIFIC, SOUTH SEAS and ROBIN, or any of their respective former or current officers, directors, shareholders, employees and agents, CFC will not make any statements or express any opinions that are (a) disparaging, derogatory, or negative of any of the foregoing entities or individuals; or (b) malign or defame the foregoing entities or individuals; provided that CFC its parents and subsidiaries, and its former or current officers, directors, shareholders, employees and agents may respond truthfully to statements made about CFC its parents and subsidiaries, and its former or current officers, directors, shareholders, employees and agents personally or in connection with its business relationship activities with PACIFIC, SOUTH SEAS and ROBIN and/or their respective parents and subsidiaries.

            The PARTIES will use their best efforts to comply with this paragraph. If the PARTIES have any doubt about whether a matter comes within the prohibitions of this section, they shall make no comment about the matter or state to the effect that they have no comment due to the amicable resolution of disputes between the PARTIES.

        8.  ENTIRE AGREEMENT AND SUPERCEDING EFFECT
            ---------------------------------------

            The Parties hereby covenant, agree and represent that no promise, inducement or agreement not herein expressed or made to the Parties exists or has been made, and that this

AGREEMENT together with CFC's WHOLESALE LENDING AGREEMENTS and the CAPITALIZATION AGREEMENT contains the entire agreement between the Parties hereto, and that the terms of this AGREEMENT are contractual and are not merely a recital.


        9.   APPLICABLE LAW
             --------------

             This AGREEMENT shall be construed in acordance with the laws of the State of Hawaii.


       10.   SUCCESSORS AND ASSIGNS
             ----------------------

             This AGREEMENT shall inure to the benefit of the Parties herein, their heirs, agents, assigns, successors in interest, personal representatives, parents, subsidiaries, and each of their respective officers, directors, shareholders, attorneys, and employees, and each of them, and shall be binding upon each of the Parties executing this AGREEMENT, and upon their respective heirs, agents, successors in interest, assigns and personal representatives.


        11.   ADVICE OF ATTORNEY
              ------------------

              Each Party warrants and represents that, in executing this AGREEMENT, it has relied upon legal advice from the attorney of its choice, that the terms of this AGREEMENT have been read and its consequences (including risks, complications and costs) have been completely explained to it by that attorney, and that it fully understands the terms of this AGREEMENT.

        12.  CONDITIONS of EXECUTION
             -----------------------

             Each Party acknowledges and warrants that its execution of this AGREEMENT is free and voluntary.

        13.  CONSTRUCTION OF AGREEMENT
             -------------------------

             This AGREEMENT has been negotiated at arms length and between persons sophisticated and knowledgeable in matters dealt with in this AGREEMENT. In addition, each party has been represented by experienced, knowledgeable and competent legal counsel. Accordingly, any rule of law, legal decision or common law principle that would require interpretation of any ambiguities in this AGREEMENT against the party that has drafted it is not applicable and is waived. The provisions of this AGREEMENT shall be interpreted in a reasonable manner to effect the purpose and intent of this AGREEMENT.

        14.  CONFIDENTIALITY
             ---------------

             The PARTIES covenant, agree, warrant and represent that the terms of this AGREEMENT are confidential, and will not be disclosed by the PARTIES hereto except (1) as is necessary in any litigation between the PARTIES to enforce the terms of this AGREEMENT, and (2) as may be required by law (including without limitation, disclosure statements as may be required to be filed by PACIFIC under applicable securities laws). No PARTY or PARTIES shall make or cause to be made any "press release" or other public announcement with regard to the terms of this AGREEMENT without the prior written consent of all other PARTIES, except as to the extent required by securities law.

        15.     COUNTERPARTS
                ------------

                This AGREEMENT may be executed in counterparts and each such executed counterpart shall be deemed an original document. The signatures of the Parties hereto, exchanged via fax, shall constitute and be deemed an original signature for all purposes.

        16.     ADDITIONAL DOCUMENTS
                --------------------

                Not later than November 20, 1996, the Parties will execute additional documents, in agreed form, to fully effecuate the loans provided for in this AGREEMENT.

        17.     AUTHORITY TO EXECUTE
                --------------------

                Each of the parties to this AGREEMENT warrants and represents that the entity executing the AGREEMENT, and the person executing this AGREEMENT for and on behalf of each entity, is competent to execute this AGREEMENT and has the requisite power and authority to execute this AGREEMENT.

        IN WITNESS WHEREOF, the undersigned have executed this AGREEMENT as of the date first hereinabove written.

                         CHRYSLER FINANCIAL CORPORATION, a
                         Michigan corporation, successor by merger to CHRYSLER CREDIT CORPORATION, a Delaware corporation



                         By:
                            ------------------------------------
                              D.R. McNeely, its Branch Manager

                         SOUTH SEAS MOTORS, INC., a Hawaiian
                         corporation


                         By:
                            ------------------------------------
                                 Alan Robin, its President

                         PACIFIC INTERNATIONAL SERVICES
                         CORPORATION, a California corporation

                         By:
                            ------------------------------------
                                 Alan Robin, its President

                                        ---------------------------------------
                                                ALAN ROBIN, an individual


APPROVED AS TO FORM:





                                        ---------------------------------------
                                                    STEVEN GUTTMAN
                                                     Attorney for
                                                SOUTH SEAS MOTORS, INC.


                                        ---------------------------------------
                                                   KIERAN P. FALLON
                                                     Attorney for
                                                 PACIFIC INTERNATIONAL
                                                 SERVICES CORPORATION



                                        ---------------------------------------
                                                    ROBERT A. MARKS
                                                Attorney for ALAN ROBIN


                                            COOKSEY, HOWARD, MARTIN & TOOLEN



                                      By:
                                         ------------------------------------
                                                       KIM GAGE
                                                     Attorney for
                                            CHRYSLER FINANCIAL CORPORATION

                               November 15, 1996


CHRYSLER FINANCIAL CORPORATION
1585 Kapiolani Boulevard, Suite 1620
Honolulu, HI  96814

Attn:  D.E. McNeely

RE: Voluntary Surrender of Collateral by South Seas Motors, Inc. to Chrysler Financial Corporation, assignee of Chrysler Credit Corporation

Dear Mr. McNeely:

          The undersigned, President of South Seas Motors, Inc., dba South Seas Jeep Eagle, dba Oahu Chrysler Jeep, and dba Car World, a wholly-owned subsidiary of Pacific International Services Corp., a California corporation, herein referred to as "Borrower", with the unanimous consent of the Board of Directors of Pacific International Services Corp., conducting its business at 1600 Kapiolani Boulevard, Suite 825, Honolulu, Hawaii 96814, does hereby acknowledge that the financial affairs of the Borrower are such that it can no longer continue its present business operations.

          In consequence, the undersigned requests that Chrysler Financial Corporation take the following actions with reference to the various obligations and business arrangements between Borrower and Chrysler Credit Corporation.

          Chrysler Financial Corporation has repossessed and has in its possession the new and used motor vehicles in which it holds security interests under various security arrangements executed at various times by Borrower pursuant to the laws of the State of Michigan. Borrower hereby consents to the repossession of its inventory of new and used motor vehicles, and surrenders the same for the purpose of lease, sale, or other disposition to be accomplished in a commercially reasonable manner and in accordance with the statutes in such case made and provided.

          Chrysler Financial Corporation holds valid subsisting security interests in machinery and equipment, fixtures and furniture, tools, supplies, parts and accessories belonging to Borrower given to secure its various loans. Borrower requests that Chrysler Financial Corporation take possession of all of the above personal property and hereby surrenders the same for the purpose of lease, sale or other disposition to be accomplished in a commercially reasonable manner and in accordance with the statutes in such case made and provided.

CHRYSLER FINANCIAL CORPORATION
RE: Voluntary Surrender of Collateral
November 15, 1996
Page 2

          Chrysler Financial Corporation presently holds an assignment of all notes, contract rights, accounts receivable and general intangibles of Borrower; an assignment of all monies now due or coming due to Borrower from any bank, finance company or other financial institution in connection with Borrower's sales of retail installment contracts to such financial institutions; and assignment of all credits now due or coming due to Borrower from Chrysler Corporation.

          You are hereby authorized to make demand upon the holders of all such credits, monies, notes, contract rights, accounts receivable and general intangibles for payment to you of the same, to receive all monies paid, and to give a valid receipt therefor in the Borrower's name. Any payments so received shall be applied first to expenses of liquidation and then to Borrower's indebtedness to you.

          You are holding certain reserves on retail installment sales contracts purchased by you from Borrower which you shall continue to hold pursuant to the terms of the Vehicle Financing and Repurchase Agreement. After all proper charges against such reserves have been made, the balance remaining, if any, shall be applied in reduction of other indebtedness due you by Borrower.

          The Borrower has this day given to Chrysler Financial Corporation, and does hereby evidence the transfer of, the exclusive possession of the Borrower's premises located at South Seas Jeep Eagle, 2841 North Nimitz Highway, Honolulu, Hawaii 96819, Oahu Chrysler Jeep, 94-245 Farrington Highway, Waipahu, Hawaii 96797, and Car Wold, 2780 Waiwai Loop, Honolulu, Hawaii 96819, for the purpose of storing and preserving all the foregoing described vehicles, and other personal property until the same may be foreclosed upon and disposed of. Chrysler Financial Corporation may retain possession of the premises for such reasonable period of time as may be necessary to foreclose, liquidate, and sell and dispose of the foregoing collateral. It is agreed that such occupancy (which is not expected to exceed 20 weeks) shall be free from any claim by or on behalf of Borrower for rent or storage during such period. This transfer of possession of the premises is given in consideration of benefits to accrue to Borrower and to Chrysler Financial Corporation from the Agreement dated
November 15, 1996 between Chrysler Financial Corporation and Borrower.

CHRYSLER FINANCIAL CORPORATION
RE: Voluntary Surrender of Collateral
November 15, 1996
Page 3


          The undersigned appoints D.E. McNeely of Chrysler Financial Corporation, or any employee designated by him, as the undersigned's attorney-in-fact to execute, endorse and deliver in the Borrower's name any and all manufacturers' certificates of origin, title certificates or other documents required by the State of Hawaii or other State or governmental authority, for the transfer of ownership of the vehicles subject to Chrysler Financial Corporation's security interests to the purchasers thereof at foreclosure sale or other disposition, and for the transfer of titles of repossessed retail vehicles (including those repossessed subsequent to this date) to purchasers upon resale where the undersigned has agreed to repurchase such repossessed vehicles.

          Borrower acknowledges that it does not own, hold or claim sufficient assets to pay in full all the indebtedness owing Chrysler Financial Corporation and realizes that there will be a deficiency, the exact amount of which is not now ascertained. Nothing herein, however, shall be construed in any way or manner as releasing or discharging guarantors of such indebtedness from their obligations under various guaranties heretofore given by them.

DATE:                         SOUTH SEAS MOTORS, INC., dba
     -------------------      SOUTH SEAS JEEP EAGLE, dba
                              OAHU CHRYSLER JEEP, and dba
                              CAR WORLD


                              By:
                                 ---------------------------
                                         Alan Robin,
                              President of SOUTH SEAS MOTORS,
                              INC., and Chairman of the Board
                              of Directors, with the consent
                              of the remaining Board of
                              Directors


WITNESS:                      --------------------------------